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                                                              EXHIBIT (a)(1)(xi)











                      PRESS RELEASE DATED OCTOBER 17, 2001.

































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         Louisville, Kentucky October 17, 2001. NTS-Properties VII announced today that the issuer tender offer for up to 75,000 Limited Partnership Interests in NTS-Properties VII, which commenced on May 14, 2001, as amended on June 18, 2001, June 29, 2001, July 30, 2001, August 31, 2001, September 21, 2001
and October 4, 2001, expired on October 12, 2001.

         The final results of the Offer are as follows: As of October 12, 2001, a total of 76,447 Interests were tendered pursuant to the Offer. The Offerors exercised their right under the terms of the Offer to purchase more than 75,000 Interests, and all 76,447 Interests tendered were accepted by the Offerors, without proration. NTS-Properties VII repurchased 1,000 Interests at a price of $6.00 per Interest, pursuant to the Offer, and ORIG, LLC purchased 75,447 Interests at a price of $6.00 per Interest.